Exhibit 99.2

Financial Results Second Quarter 2014

Forward-Looking StatementsThis presentation contains “forward-looking statements” concerning First BanCorp’s (the “Corporation”) future economic performance. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, uncertainty about whether the Corporation and FirstBank Puerto Rico (“FirstBank” or “the Bank”) will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “FED”) and the order dated June 2, 2010 (the “Order”)that FirstBank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the FED to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States’ financial markets, and the impact such actions may have on the Corporation’s business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expense; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; the impact on the Corporation’s results of operations and financial condition associated with acquisitions and dispositions; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions; risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws. Investors should refer to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of such factors and certain risks and uncertainties to which the Corporation is subject. 2

Agenda Second Quarter 2014 Highlights: Aurelio Alemán, President & Chief Executive Officer Second Quarter Results of Operations: Orlando Berges, Executive Vice President & Chief Financial Officer Summary Questions & Answers 3

SECOND QUARTER 2014 Highlights

Profitability • Net income of $21.2 million, or $0.11 per diluted share, up 24.2% compared to $17.1 million in 1Q 2014. • Year-over-year 2Q net income increased $4.4 million compared to adjusted 2Q 2013 net income of $16.8 million. • Net interest margin decreased by 6 basis points to 4.21% driven by higher prepayments in the securities portfolio and commercial and government loan pay-offs. • Pre-tax, pre-provision income of $48.6 million down from $56.9 million in 1Q 2014, but an increase of $12.7 million compared to 2Q 2013. Asset Quality • Total NPAs increased by $26.6 million compared to 1Q 2014. No large nonperforming loan sales were completed during the quarter. • OREO inventory balance declined $16.8 million due to sales of $15.6 million completed in 2Q 2014. • Inflows to nonperforming loans increased by $36.3 million driven mainly by two large commercial loan relationships totaling $60.5 million which are current in payments. • Provision for loan and lease losses of $26.7 million compared to $31.9 million in 1Q 2014 a $5.2 million reduction driven by recoveries, reserve releases and updated appraisals. • Net charge-offs of $52.3 million, including a $6.9 million charge-off related to the acquisition of mortgage loans from Doral, compared to $51.0 million in 1Q 2014. Core Deposits • Government deposits decreased by $302.2 million in 2Q 2014. • Deposits, net of government and brokered, decreased by $40.2 million in 2Q 2014. • Brokered certificates of deposit (CDs) decreased by $29.5 million in 2Q 2014. Capital • 2Q 2014 Capital position was further strengthened: ‒ Risk Based Capital Ratio 18.1% compared to 17.6% in 1Q 2014; ‒ Tier 1 Ratio 16.8% compared to 16.2% in 1Q 2014; and ‒ Leverage Ratio 12.0% compared to 11.7% in 1Q 2014. • Deferred Tax Asset valuation allowance of $511 million. 2Q14 Highlights: IMPROVED PROFITABILITY; FOCUS REMAINS ON CREDIT 5

Second Quarter 2014 Highlights: LOAN PORTFOLIO Origination and renewal activity at $871 million for 2Q 2014 at healthy levels compared to 1Q 2014, but declined compared to 2Q 2013: - Increase compared to 1Q was mainly related to seasonal renewals on commercial facilities. - Slight improvement in residential mortgages originations. ($ in millions) Loan Originations* Continued focus on revenue generation through growth in commercial and consumer book: Increase in residential mortgages driven by acquisition of mortgage loans from Doral fair valued at $226 million. Reduction in the commercial book includes impact of $233 million repayment of loan to Doral and $75 million repayment of facility granted to the central government of Puerto Rico. Focus on growth opportunities in FL market. * Originations including refinancings and draws from existing revolving and non-revolving commitments Loan Portfolio Loans Held for Sale Commercial Construction Consumer & Finance Leases Residential Mortgage 6

Core deposits declined $342 million during 2Q 2014 due largely to a reduction of $302 million in government deposits; brokered CDs were reduced $29.5 million during 2Q 2014. We reduced the cost of deposits net of brokered from 0.76% to 0.72%. Puerto Rico core deposits, excluding government, grew $14.2 million compared to 1Q 2014. Focus on cross-selling opportunities. Continue to reduce reliance on brokered deposits: - 32% of deposits are brokered CDs, a decline of $187 million compared to 2Q 2013. ($ in millions) Core Deposits * Total Deposit Composition Second Quarter 2014 Highlights: DEPOSIT MIX* Core deposits are total deposits excluding brokered CDs. 7

SECOND QUARTER 2014 Results of Operations

1First BanCorp

Results of Operations: SECOND QUARTER 2014 FINANCIAL HIGHLIGHTS

($ in thousands, except per share data)

	2Q 2014	1Q 2014	Variance	2Q 2013
Interest income	$ 158,423	$ 160,571	$ *(2,148)*	$ 160,670
Interest expense	28,516	29,251	*(735)*	33,782
Net interest income	129,907	131,320	*(1,413)*	126,888
Provision for loan and lease losses	26,744	31,915	*(5,172)*	87,464
Non-interest income	16,601	17,960	*(1,359)*	14,263
Equity in losses of unconsolidated entities	(670)	(6,610)	*5,940*	648
Total non-interest income	15,931	11,350	*4,581*	14,911
Personnel expense	35,023	32,942	*2,081*	33,116
Occupancy and equipment expense	14,509	14,346	*162*	14,946
Insurance and supervisory fees	10,784	10,990	*(205)*	12,699
REO expense	6,778	5,837	*941*	14,829
Other operating expenses	31,051	28,670	*2,381*	35,733
Total non-interest expense	98,145	92,785	*5,361*	111,323
Pre-tax income (loss)	20,949	17,970	*2,979*	(56,988)
Income tax expense	(276)	887	*(1,163)*	(979)
Net income (loss)	$ 21,225	$ 17,083	$ *4,143*	$ (56,009)
Select Financial Information				
Adjusted Pre-tax, pre-provision income	$ 48,622	$ 56,900	$ *(8,278)*	$ 35,895
Fully diluted EPS	$ 0.11	$ 0.08	$ *0.03*	$ (0.60)
Book value per share	$ 5.97	$ 5.74	$ *0.23*	$ 5.60
Tangible book value per share	$ 5.72	$ 5.48	$ *0.24*	$ 5.32
Common stock price	$ 5.44	$ 5.44	$ -	$ 7.08
Net Interest Margin (GAAP)	4.21%	4.27%	*(0.06%)*	4.04%
Efficiency ratio	67.3%	65.0%	*2.3%*	148.0%

9

Results of Operations: NET INTEREST INCOME NIM declined 6 basis points, compared to Q1 14, but increased 17 basis points year-over-year. Net interest income declined $1.4 million in the first quarter due to:- A decrease of approximately $1.4 million in interest income related to faster prepayments on MBS investments; and - A $1.4 million decrease in loan interest income due to $101.9 million decrease in average total loans driven by the pay-off of large commercial loans including some  government loans. - Partially offset by a $1.1 million decrease in interest expense attributed to lower volume driven by government deposit withdrawals and lower funding costs. ($ in millions) 10

Results of Operations: COST OF FUNDS Cost of total deposits, excluding brokered CDs, decreased to 0.72% from 0.76%. The average rate paid on non-brokered deposits, including interest-bearing checking accounts, savings and retail CDs, declined by 5 basis points to 0.82% during the second quarter. The average cost and balance of brokered CDs decreased 1 basis point during the second quarter of 2014. Overall funding costs declined $0.7 million or 3bps to 1.10%. Cost of Deposits 0.93% 0.90% 0.89% 0.87% 0.82% 0.81% 0.79% 0.77% 0.76% 0.72% 0.60% 0.90% 1.20% 2Q 2013 3Q 2013 4Q 2013 1Q 2014 2Q 2014Interest Bearing Total 11

12 Results of Operations: NON-INTEREST INCOME* Non-interest income* declined $1.4 million compared to 1Q 2014, due to: - $1.1MM decrease in insurance agency activities reflecting the impact of the previous quarter of seasonal profit sharing; - A $0.5 million decrease in fee income from the broker-dealer subsidiary related to underwriting fees received in the prior quarter; and - $0.3 million decrease in mortgage banking revenues. - Offset by a $0.3 million gain on sale of investments.* Non interest income excludes equity losses of unconsolidated entities and write down of collateral pledged to Lehman in Q2 2013. ($ in millions)

Results of Operations: OPERATING EXPENSES Credit related expenses increased $1.9 million compared to 1Q 2014. The increase was primarily related to the impact in the previous quarter of a $0.9 million gain realized on a sale and an increase of $1.0 million in attorneys’ loan collection fees, appraisals, and other credit-related costs. A $2.1 million increase in employees’ compensation ad benefits due to a $1.1 million annual merit salary increases, including lump sum payments of approximately $0.2 million, and an increase of $0.5 million in stock-based compensation expense. A $0.6 million increase in occupancy and equipment costs mainly due to the impact in the previous quarter of a $0.5 million reversal of property tax expenses related to a tax debt settlement. Professional service fees of approximately $0.6 million specifically related to the acquisition of mortgage loans from Doral. ($ in millions) 2Q 2014 1Q 2014 % Change Credit related expenses 9.1 $ 7.2 $ 27% Compensation & benefits 35.0 32.9 6% Occupancy & equipment 14.3 13.6 5% Credit & debit card processing expenses 3.9 3.8 2% Taxes other than income 4.5 4.5 0% Deposit insurance prem & supervisory 10.8 11.0 -2% Due Diligence on loans acq. from Doral 0.6 - Branch optimization expenses 0.2 0.7 -67% All other expenses 19.8 19.0 4% Total 98.1 $ 92.8 $ 6% 13

1,639 1,551 1,506 1,239 1,233 1,208 1,184 1,138 1,119 1,066  1,008 976 683 506 498 496 522 565 150 150 163 163 172 176 188 194 213 242 251 260 256 151 147 175 154 138 159 148 95 80 55 55 55 1,790 1,701 1,669 1,562 1,410 1,390 1,377 1,337 1,332 1,308 1,259 1,238 1,087 752 726 725 731 757 9.5% 10.0% 9.3% 10.2% 10.2% 9.6% 8.4% 5.7% 5.7% 5.7% 6.1% $0 $400 $800 $1,200 $1,600 $2,000 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q NPLs Held for Sale Repossessed Assets & Other Loans Held for Investment NPAs / Assets 2010 2011 2012 2013 Results of Operations: ASSET QUALITY NPAs increased $26.6 million to $757 million in 2Q 2014. Total NPLs increased $42.9 million impacted by the inflow of two large commercial mortgage relationships totaling $60.5 million. The OREO and repossessed property inventory balance decreased by $16.8 million to $154.2 million, mainly due to sales of $15.6 million during the quarter. Adversely classified commercial & construction loans increased $34.2 million mainly due to the adverse classification during 2Q of the $75.0 million exposure to a public corp. Residential and consumer migration declined $5 million compared to 1Q 2014. ($ in millions) Non-performing Assets 2014 2Q 14 1Q 14 $ ∆ % ∆ Residential 175 $ 173 $ 3 $ 2% Consumer 41 39 1 4% C&I and CRE 310 260 50 19% Construction 39 50 (12) (23%) Loans HFS 55 55 - 0% NPLs 619 577 43 7% REO & Repo Prop 138 154 (16) (11%) NPAs 757 $ 731 $ 27 $ 4% Migration: 2Q 14 1Q 14 $ Residential 30 $ 35 $ (5) $ (14%) Consumer 18 16 2 10% Commercial & Construction 92 53 40 75% Total Migration 140.3 $ 104.0 $ 36.3 $ 35%  14

Results of Operations: NET CHARGE-OFFS & ALLOWANCE COVERAGE ($ in millions) Total net charge-offs for 2Q 2014 were $52 million, or 2.19% of average loans. Allowance coverage ratio of 2.55% as of June 30, 2014 compared to 2.79% as of March 31, 2014. The decrease in the ratio was primarily related to: ‒ Reserve releases on certain construction and commercial mortgage loans based on updated appraisals; ‒ Charge-offs of commercial mortgage loans with previously established reserves ‒ Reserve release on certain non-performing loans paid-offs; and ‒ Improved charge-off rates for commercial and industrial loans. Commercial NPLs are being carried at 59.9% of unpaid principal balance, net of specific reserves. Net Charge-offs 1 As of June 30, 2014 2 Net Carrying Amount = % of unpaid principal balance net of reserves and accumulated charge-offs Product Book Value Accum. Charge-offs Reserves Net Carrying Amount (2) C&I $143.7 $46.9 $21.2 64.3% CRE 173.0 61.1 11.2 69.1% Const. 86.6 92.0 9.6 43.1% Total $403.3 $200.0 $42.0 59.9% Commercial Non-performing Loans (includes HFS) (1) 15

Results of Operations: CAPITAL POSITION Total stockholders’ equity amounted to $1.3 billion as of June 30, 2014, an increase in net income of $20.5 million and a reduction in loss of value of U.S. agency MBS. The capital levels continue to be strong as First BanCorp executes on its strategic plan. Capital Ratios 16.6% Total Risk Based Capital 17.5% 18.1% 15.3% Tier 1 16.2% 16.8% 11.3% Leverage 11.7% 12.0% 12.3% Tier 1 Common 13.2% 13.9% 8.6% Tangible Common 9.0% 9.8% 6.5% 9.0% 11.5% 14.0% 16.5% 19.0% 2Q 2013 3Q 2013 4Q 2013 1Q 2014 2Q 2014  16

Second Quarter Highlights: PR GOVERNMENT EXPOSURE ($ in millions) Total asset exposure to the Puerto Rico Government as of June 30, 2014 was $399 million down $77 million from 1Q 2014. In addition, there is $196 million of indirect exposure to the Tourism Development Fund supporting hotel projects. Total Government Deposits as of June 30, 2014 were $251 million.- Time deposits declined $234 million compared to 1Q 2014.- Transaction accounts declined $60 million compared to 1Q 2014. Government Unit Time Deposits Transaction Accounts Total Federal Funds - $ 11.2 $ 11.2 $ Municipalities 21.5 122.3 143.7 Public Agencies 2.2 92.4 94.5 Public Corporations - 1.7 1.7Total Deposits 23.6 $ 227.5 $ 251.1 $ Total Government Unit Outstanding Investment Portfolio 61.2 $ Central Government: Commonwealth Appropriations 25.0 Federal Funds 20.7 Total Central Government (3 Loans) 45.8 Public Corporations: Operating Revenues 82.4 Rental Income 4.0 Total Public Corporations (3 Loans) 86.3 Municipalities (10 Loans) Property Tax Revenues 205.7 Total Direct Government Exposure 399.0 $ Source of Repayment 17

SECOND QUARTER 2014 Q&A

EXHIBITS

Average Average Volume Rate Average total investments (5,075) $ (0.31%) (1,972) $ Average loans & leases: Residential mortgage loans 85,158 0.03% 1,749 Construction loans (17,874) (0.36%) (324) C&I and commercial mortgage loans (166,593) 0.03% (839) Finance leases (3,401) (0.02%) (86) Consumer loans 581 (0.29%) (724) Total average loans (101,943) (0.02%) (343) Average total interest-earning assets (107,018) (0.09%) (2,315) Interest-bearing liabilities: Brokered CDs (60,712) (0.01%) 111 Other interest-bearing deposits (86,864) (0.05%) 722 Other borrowed funds - (0.00%) (89) Average total interest-bearing liabilities (147,356) (0.02%) 735 Increase (decrease) in net interest income * (1,580) $ Net Interest Income Changes 20 Results of Operations: SECOND QUARTER KEY MARGIN DRIVERS Q2 vs. Q1 Change in Average Interest Earning Assets & Interest Bearing Liabilities * On a tax equivalent basis and excluding valuations 20

Results of Operations: MIGRATION (Dollars in thousands) Commercial Mortgage Loans C&I Loans Construction Loans Total Commercial Portfolios As of June 30, 2014 Non-performing loans held for investment at realizable value 44,368 $ 39,070 $ 3,048 $ 86,486 $ Other non-performing loans held for investment 121,850 104,599 35,782 262,231 Total non-performing loans held for investment $ 166,218 $ 143,669 $ 38,830 $ 348,717 Allowance to non-performing loans held for investment 29.23% 53.52% 54.83% 42.09% Allowance to non-performing loans held for investment, excluding non-performing loans at realizable value 39.87% 73.51% 59.50% 55.97% As of March 31, 2014 Non-performing loans held for investment at realizable value $ 25,288 $ 19,623 $ 11,423 56,334 $ Other non-performing loans held for investment 120,247 94,373 38,964 253,584 Total non-performing loans held for investment $ 145,535 $ 113,996 $ 50,387 $ 309,918 Allowance to non-performing loans held for investment 45.70% 69.82% 54.40% 55.99% Allowance to non-performing loans held for investment, excluding non-performing loans at realizable value 55.31% 84.34% 70.35% 68.42%  21

Use of Non-GAAP Financial Measures

Basis of Presentation

Use of Non-GAAP Financial Measures

This presentation may contain non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to the earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles and purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles and purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders' equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

(In thousands, except ratios and per share information)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Tangible Equity:					
Total equity - GAAP	$ 1,306,001	$ 1,255,898	$ 1,215,858	$ 1,220,593	$ 1,222,328
Preferred equity	(36,104)	(56,810)	(63,047)	(63,047)	(63,047)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(18,080)	(18,942)	(19,787)	(20,718)	(21,649)
Core deposit intangible	(6,200)	(6,591)	(6,981)	(7,570)	(8,158)
Tangible common equity	**$ 1,217,519**	**$ 1,145,457**	**$ 1,097,945**	**$ 1,101,160**	**$ 1,101,376**
Tangible Assets:					
Total assets - GAAP	$ 12,523,251	$ 12,819,428	$ 12,656,925	$ 12,787,450	$ 12,803,169
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(18,080)	(18,942)	(19,787)	(20,718)	(21,649)
Core deposit intangible	(6,200)	(6,591)	(6,981)	(7,570)	(8,158)
Tangible assets	**$ 12,470,873**	**$ 12,765,797**	**$ 12,602,059**	**$ 12,731,064**	**$ 12,745,264**
Common shares outstanding	**212,760**	**208,968**	**207,069**	**207,043**	**206,982**
Tangible common equity ratio	**9.76%**	**8.97%**	**8.71%**	**8.65%**	**8.64%**
Tangible book value per common share	**$ 5.72**	**$ 5.48**	**$ 5.30**	**$ 5.32**	**$ 5.32**

22

1 First BanCorp

Use of Non-GAAP Financial Measures

Basis of Presentation

Use of Non-GAAP Financial Measures

This presentation may contain non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to the earnings release.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio will be required under Basel III capital standards as proposed. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation's capital levels and believes that, at this time, the ratio may be of interest to investors.

(Dollars in thousands)	As of				
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Tier 1 Common Equity:					
Total equity - GAAP	$ 1,306,001	$ 1,255,898	$ 1,215,858	$ 1,220,593	$ 1,222,328
Qualifying preferred stock	(36,104)	(56,810)	(63,047)	(63,047)	(63,047)
Unrealized loss on available-for-sale securities (1)	28,381	56,180	78,734	58,485	40,142
Disallowed deferred tax asset (2)	-	(25)	-	(43)	-
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(6,200)	(6,591)	(6,981)	(7,570)	(8,158)
Other disallowed assets	(23)	(23)	(23)	(410)	(569)
Tier 1 common equity	**$ 1,263,957**	**$ 1,220,531**	**$ 1,196,443**	**$ 1,179,910**	**$ 1,162,598**
Total risk-weighted assets	**$ 9,079,164**	**$ 9,255,697**	**$ 9,405,798**	**$ 9,402,910**	**$ 9,467,699**
Tier 1 common equity to risk-weighted assets ratio	**13.92%**	**13.19%**	**12.72%**	**12.55%**	**12.28%**

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $9.9 million of the Corporation's deferred tax assets as of June 30, 2014 (March 31, 2014 - $9 million; December 31, 2013 - $7 million; September 30, 2013 - $7.7 million; June 30, 2013 - $10 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $0 of such assets as of June 30, 2014 (March 31, 2014 - $25 thousand, December 31, 2013 - $0; September 30, 2013 - $43 thousand, June 30, 2013 - $0) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in calculating Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter-end date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's **Tier 1 capital. Approximately $1.2 million of the Corporation's other net** deferred tax liability as of June 30, 2014 (March 31, 2014 - $0.8 million deferred tax liability; December 31, 2013 - $0.3 million deferred tax asset; September 30, 2013 - $0.3 million deferred tax liability; June 30, 2013 - $3 million deferred tax liability) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

23

1First BanCorp

Use of Non-GAAP Financial Measures

Basis of Presentation

Use of Non-GAAP Financial Measures

This presentation may contain non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to the earnings release.

Adjusted Pre-Tax, Pre-Provision Income

One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and OTTI of investment securities, fair value adjustments on derivatives and liabilities measured at fair value, equity in earnings or losses of unconsolidated entities as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of its Corporation's performance requires consideration also of results that exclude such amounts. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the early extinguishment of debt.

(Dollars in thousands)	Quarter Ended				
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Income (loss) before income taxes	$ 20,949	$ 17,970	$ 15,634	$ 19,616	$ (123,562)
Add: Provision for loan and lease losses	26,744	31,915	22,969	22,195	87,464
Less/Add: Net (gain) loss on investments and impairments	(291)	-	-	-	42
Less: Unrealized gain on derivative instruments	(262)	(313)	(355)	(232)	(708)
Add: Acquisition of mortgage loans from Doral related expenses	576	-	-	-	-
Add: Bulk sales related expenses and other professional fees related to a terminated preferred stock exchange offer	-	-	-	-	3,198
Add: Loss on certain OREO properties sold as part of the bulk sale of non-performing residential mortgage assets	-	-	-	-	1,879
Add: Secondary offering costs (1)	-	-	-	1,669	-
Add: Credit card processing platform conversion costs	-	-	-	1,715	-
Add: National gross receipt tax (2)	-	-	-	-	1,656
Less: National gross receipt tax - outside Puerto Rico (3)	-	-	(473)	-	-
Add: Branch consolidations and restructuring expenses/valuation adjustments	236	718	1,421	-	-
Add: Write-off of collateral pledged to Lehman and related expenses	-	-	2,500	-	66,574
Add/Less: Equity in loss (earnings) of unconsolidated entity	670	6,610	5,893	5,908	(648)
Adjusted pre-tax, pre-provision income (4)	$ 48,622	$ 56,900	$ 47,589	$ 50,871	$ 35,895
Change from most recent prior quarter-amount	$ (8,278)	$ 9,311	$ (3,282)	$ 14,976	$ (14,568)
Change from most recent prior quarter-percentage	-14.5%	19.6%	-6.5%	41.7%	-28.9%

(1) Offering of common stock by certain of the Corporation's existing stockholders.

(2) Represents the impact of the national gross receipts tax corresponding to the first quarter of 2013, recorded during the second quarter of 2013 after enactment of Act No. 40.

(3) Represents the impact of the national gross receipts tax related to the trade or business outside of Puerto Rico that was reversed in the fourth quarter of 2013 after enactment of Act No. 117.

(4) See "Basis of Presentation" for definition.

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